UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
June 3, 2011 (April 26, 2011)
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ChineseInvestors.com, Inc.
(Exact name of registrant as specified in its charter)

____________________________

Indiana	000-54207	35-2089868
(State of Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

411 E. Huntington Drive #107-228
Arcadia, CA	91006
(Address of principal executive offices)	(Zip Code)

(303) 345-1262
(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfying the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02

The financial statement included in the Form 10-Q quarterly report for the third quarter ended February 28, 2011 has been restated to account for the issuance and exercise of certain compensatory options. The financial statement included in the original Form 10-Q quarterly report for the third quarter of fiscal year 2011 filed April 20, 2011 may not be relied upon. During FY 2007, the Company and the CEO, Warren Wang, had agreed to let 1,250,000 options that the Company had granted him in FY 2005 expire. When Mr. Wang allowed the options to expire, he and the Company, as represented by the Board of Directors at that time, agreed for the Company to grant options to buy 1,250,000 shares within 90 days of the Company’s Form 10 becoming effective with the SEC, which occurred during the third quarter of fiscal 2011. Because documentation of this previous agreement and the previous options issued and the option extension were inadequate, it was the decision of the board, audit committee and the compensation committee to formally issue new options in lieu of the previous options since the previous options had expired under the original agreement and no board minutes or documentation of the prior agreement to extend the options existed. Consequently, for the third quarter the Board and the Compensation Committee approved the issuance of these options to the CEO with a $1 total exercise price for the CEO. That exercise price is significantly less than the current value of $0.12 per share of our common stock. The CEO chose to exercise these options in the third quarter. Compensation expense attributable to the exercise of these options under the Black-Scholes method of option valuation is $150,000 and in the amended 10Q/A for the third quarter as filed on April 27, 2011, this expense is now properly reflected in the Financial Statements for the third quarter.

The date of the conclusion regarding the non-reliance was April 26, 2011, when both the Board of Directors and the Compensation and Audit Committees met to discuss the Options in question.  At that time and with all Board and Compensation and Audit Committee Members present, both groups agreed to grant the options as discussed in this item.

The Board of Directors and Audit Committee discussed these matters with our independent accountant as disclosed in this filing pursuant to this item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 7, 2011

ChineseInvestors.com, Inc.

By: /s/ Brett Roper
Name: Brett Roper
Title: Director of Administrative Services